Exhibit 10.42

PERFORMANCE STOCK UNIT AGREEMENT

This Performance Stock Unit Agreement (this “Agreement”) is made as of May 13, 2010, by XENOPORT, INC., a Delaware corporation (referred to in this Agreement, together with its affiliates and successors, as “XenoPort”) and WILLIAM J. RIEFLIN (“Recipient”) to govern the performance stock unit award described herein.

In consideration of the provisions of this Agreement and other consideration, the value and sufficiency of which is hereby acknowledged, XenoPort and Recipient hereby agree as follows:

1. The Award and Certain Definitions.

(a) The Award. Effective on the Grant Date (as defined below), XenoPort has granted to Recipient the following performance stock unit award (the “Award”) pursuant to Section 7(e) of the Plan,

Subject to the terms and conditions set forth in this Agreement and the Plan, as of the Vesting Date, XenoPort will become obligated to issue to Recipient the Earned Shares, if any.

The Award is a contract right only and confers no voting or dividend rights or other attributes of stock ownership unless and until Earned Shares are issued pursuant hereto.

(b) Certain Definitions. For purposes of the Award and this Agreement, the following definitions apply:

(i) “Acceleration Event” means Recipient’s employment with XenoPort terminates before the third anniversary of the Grant Date under circumstances described in Section 4(a)(ii) or Section 4(a)(iii).

(ii) “Affiliate” means any entity that controls, is controlled by, or is under common control with XenoPort, and for this purpose “control” means ownership of more than half of the outstanding voting or economic interests of an entity.

(iii) “Cause” means either: (i) any act of personal dishonesty taken by Recipient in connection with his responsibilities as an executive and intended to result in substantial personal enrichment of the executive; (ii) the conviction of a felony; (iii) a willful act by Recipient that constitutes gross misconduct and that is injurious to XenoPort; or (iv) following delivery to Recipient of a written demand for performance from XenoPort that describes the basis for the company’s belief that Recipient has not substantially performed his duties, continued violations by Recipient of his obligations to XenoPort that are demonstrably willful and deliberate on Recipient’s part.

(iv) “Change in Control” means the completion by XenoPort of: (i) a reorganization, merger or consolidation, in each case with respect to which persons who were the stockholders of XenoPort immediately prior to such reorganization, merger or consolidation would not immediately thereafter own more than 50% of, respectively, the capital stock and the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated corporation’s then-outstanding voting securities; (ii) a liquidation or dissolution of XenoPort; or (iii) the sale of all or substantially all of the assets of XenoPort. For purposes hereof, such Change in Control shall be deemed to have occurred on the date on which the transaction closes.

(v) “Earned Shares” means that number of Shares, determined as of the Measurement Date, equal to the product of: (i) the Nominal Amount; and (ii) the Performance Factor; but subject to adjustment as described in Section 4.

(vi) “Good Reason” means shall mean any of the following conditions arising without the Recipient’s express written consent: (A) an assignment to Recipient of material duties or a material reduction of Recipient’s duties, either of which results in a significant diminution in Recipient’s position or responsibilities in effect immediately prior, or the removal of Recipient from such position and responsibilities; (B) a material reduction by XenoPort (or the successor entity in the Change in Control transaction) in the Recipient’s base compensation as in effect immediately prior to such reduction; or (C) a relocation of Recipient’s principal place of employment to a facility or a location more than 40 miles from Recipient’s then present location. In order to constitute “Good Reason” under this Agreement, Recipient must provide written notice to XenoPort (or the successor entity in the Change in Control transaction) of the existence of one or more of the foregoing conditions within ninety (90) days following the initial existence of such condition(s); provided, however, that such condition(s) shall not constitute “Good Reason” if the Company remedies such condition(s) within a period of thirty (30) days following such notice.

(vii) “Grant Date” means May 13, 2010.

(viii) “Measurement Date” means the Vesting Date unless an earlier Change in Control occurs, in which case the Measurement Date means the closing date of the Change in Control, as described in Section 4(c).

(ix) “Nominal Amount” means 40,000.

(x) “Performance Factor” is the factor calculated in the manner described in Schedule A to this Agreement.

(xi) “Plan” means the XenoPort, Inc. 2005 Equity Incentive Plan, as amended from time to time.

(xii) “Shares” means shares of common stock of XenoPort, Inc.

(xiii) “Vesting Date” means the third anniversary of the Grant Date, provided that if an Acceleration Event occurs before the third anniversary of the Grant Date, then the Vesting Date means the date on which the Acceleration Event occurs.

2. Issuance of Earned Shares.

(a) Timing and Method of Issuance. Subject to Section 2(b) and Section 4(c), XenoPort will issue any Earned Shares, net of the number of Shares, if any, withheld by XenoPort in payment of tax pursuant to Section 3, to Recipient not later than 15 days following the Vesting Date. Any Earned Shares issued will be fully paid and non-assessable. The Earned Shares may be issued in book entry or certificated form, in XenoPort’s discretion, subject to any right of Recipient under applicable law to receive a stock certificate.

(b) Conditions to Issuance. As a condition to issuance of the Earned Shares, Recipient must, if requested by XenoPort, make appropriate representations in a form satisfactory to XenoPort that such Earned Shares will not be sold other than: (A) pursuant to an effective registration statement under the Securities Act of 1933, as amended, or an applicable exemption from the registration requirements of such Act; (B) in compliance with all applicable state securities laws and regulations; and (C) in compliance with all terms and conditions of the Plan, any applicable policy of XenoPort, and any other written agreement between Recipient and XenoPort.

3. Tax Matters. The issuance of the Earned Shares, if any, will generally result in taxable income for Recipient and is subject to appropriate income tax withholding, deposits or other deductions required by applicable laws or regulations. Subject to any separate written agreement between Recipient and XenoPort, Recipient and Recipient’s successors will be responsible for all income and other taxes payable as a result of the grant of the Award or issuance of Earned Shares. All obligations of XenoPort to pay tax deposits to any federal, state or other taxing authority as a result of the Award or issuance of Earned Shares will result in a commensurate obligation of Recipient to reimburse XenoPort the amount of such tax deposits.

XenoPort may in its discretion, but is not obligated to, require that some or all of such obligation of Recipient be satisfied by the Recipient forfeiting, and XenoPort deducting and retaining, from the Earned Shares such Shares (or other consideration as described in Section 4(b)) with a value equal to the amount of the tax deposits that XenoPort pays, with such value measured by the same value per share used by XenoPort to determine its tax deposit obligation and based on the minimum statutory withholding rates for federal and state income and payroll tax purposes that are applicable to supplemental wages. If XenoPort is required to pay additional tax deposits after the initial issuance to Recipient of the net number of Earned Shares, XenoPort may require Recipient to provide reimbursement in cash. If the tax deposits paid are less than Recipient’s tax obligations, Recipient is solely responsible for any additional taxes due. If XenoPort pays tax deposits in excess of Recipient’s tax obligations, Recipient’s sole recourse will be against the relevant taxing authorities, and XenoPort will have no obligation to issue additional Shares or pay cash to Recipient in respect thereof. Recipient is responsible for determining Recipient’s actual income tax liabilities and making appropriate payments to the relevant taxing authorities to fulfill Recipient’s tax obligations and avoid interest and penalties.

4. Termination of Employment; Change in Control.

(a) Termination of Employment.

(i) If Recipient’s employment with XenoPort terminates before the Vesting Date as a result of termination by XenoPort (or its successor) for Cause, or by Recipient without Good Reason, or under any circumstances other than as described in Section 4(a)(ii) or Section 4(a)(iii), the Award shall immediately terminate without partial or ratable vesting regardless of the amount of time elapsed from the Grant Date, no Shares or other consideration will be issued or delivered to Recipient pursuant to the Award and Recipient will have no further rights in respect of the Award.

(ii) Assuming a Change in Control has not occurred, if Recipient’s employment with XenoPort is terminated by XenoPort without Cause, or if Recipient terminates his employment with Good Reason, or Recipient’s employment terminates as a result of the death of Recipient, then such termination of employment will constitute an Acceleration Event, the Vesting Date shall be the date on which the Acceleration Event occurs and the Earned Shares shall be determined on a pro-rata basis by multiplying the product described in Section 1(b)(v) by a fraction, the numerator of which is the number of days from the Grant Date to and including the date that the Acceleration Event occurs and the denominator of which is 1,095. Recipient will not receive accelerated vesting or other credit of any kind for periods beyond the date the Acceleration Event occurs and, to the extent that any agreement between XenoPort and Recipient or policy of XenoPort provides otherwise, including, but not limited to, any severance, employment or similar agreement between XenoPort and Recipient providing for accelerated vesting of equity awards in connection with termination of Recipient’s employment, Recipient agrees that, as a condition of receiving the Award, that agreement or policy will not apply to the Award, and that agreement or policy is hereby amended to that effect.

(iii) If a Change in Control occurs before the third anniversary of the Grant Date as set forth in Section 4(c)(i) and, during the period beginning on the closing date of the Change in Control and ending on the earlier of (1) the original Vesting Date or (2) twelve (12) months after such closing date of the Change in Control, Recipient’s employment with XenoPort is terminated by XenoPort (or its successor) without Cause, Recipient terminates his employment with Good Reason or Recipient’s employment terminates as a result of the death of Recipient, then: (A) such termination of employment will constitute an Acceleration Event; (B) the Vesting Date shall be the date on which the Acceleration Event occurs; and (C) the total Earned Shares (or the Exchange Consideration issuable in respect thereof) as determined as of the Measurement Date as set forth in Section 4(c)(i) shall immediately accelerate in full as of the date on which the Acceleration Event occurs.

(b) Exchange Consideration.

(i) In the event of a Change in Control or other reorganization or recapitalization of XenoPort (collectively, a “Transaction”) in which holders of shares of common stock of XenoPort are entitled to receive in respect of such shares any additional, new or different shares or securities, cash or other consideration (“Exchange Consideration”), then subject to Section 4(b)(ii), Recipient will be entitled to receive, at the time any Earned Shares would otherwise be issued pursuant to this Agreement but in addition to or lieu of such Earned Shares, as the case may be, the Exchange Consideration that would have been provided and/or retained in respect of the Earned Shares at the time of the Transaction if the Earned Shares had been outstanding at that time.

(ii) If the Exchange Consideration includes anything other than shares of common stock (“Non-Stock Consideration”), then XenoPort or its successor may in its discretion replace some or all of the Non-Stock Consideration with common stock of XenoPort or its successor or a parent organization having a value equal to the replaced Non-Stock Consideration (“Replacement Consideration”), with the replaced Non-Stock Consideration and the Replacement Consideration valued in the same way as in the Transaction. If there is no issuance of common stock like the Replacement Consideration in the Transaction, then the Replacement Consideration will be valued using the arithmetic mean of the closing price of a share of the common stock included in the Replacement Consideration for the ten consecutive trading days ending on the closing date of the Transaction (or if the Transaction does not close on a trading day, then ending on the last trading day preceding the closing date of the Transaction), and if the common stock included in the Replacement Consideration does not trade on a national securities exchange or market system providing for volume and liquidity sufficient, in the reasonable judgment of the board of directors of XenoPort or its successor, to establish a fair market value for the Replacement Consideration, then the Replacement Consideration shall be valued by the board of directors of XenoPort or its successor in good faith.

(c) Change in Control.

(i) If a Change in Control occurs before the third anniversary of the Grant Date, the closing date of that Change in Control will be the Measurement Date but Recipient will not be entitled to have the Earned Shares or the Exchange Consideration issuable in respect thereof pursuant to Section 4(b)(i) issued until the applicable Vesting Date; provided, however, if a termination of employment as described in Section 4(a)(iii) occurs within twelve (12) months of the closing date of that Change in Control (and before the original Vesting Date), the consequences described in Section 4(a)(iii) will apply. For the purpose of clarity, if a termination of employment as described in Section 4(a)(i) occurs after a Change in Control and before the original Vesting Date, the consequences described in Section 4(a)(i) will still apply.

(ii) Notwithstanding Section 4(c)(i), in case of a Change in Control, the board of directors of XenoPort or its successor, acting before or within 15 days after the closing of the Change in Control, may bifurcate the Award, in which case the first element of the Award will be governed by Section 4(c)(i) with respect to Earned Shares calculated pursuant to Section 4(c)(i) but using a modified Nominal Amount equal to the product of the figure stated in Section 1(b)(ix) and a fraction, the numerator of which is the number of days from the Grant Date to and including the closing date of the Change in Control and the denominator of which is 1,095. The second element of the Award will be governed by this Agreement but will (A) be based upon a new Nominal Amount equal to the difference between the figure stated in Section 1(b)(ix) and the modified Nominal Amount used to determine the first element of the Award, (B) use a new Performance Period (as defined in Schedule A) from the date of closing of the Change in Control until the Vesting Date and (C) be based upon the TSR (as defined in Schedule A) of the successor company in the Change in Control (rather than XenoPort) relative to the Comparison Group (as defined in Schedule A) during the new Performance Period.

(iii) In case of a Change in Control that takes place pursuant to an agreement that is first publicly announced by XenoPort or the other party to the agreement on or before December 15, 2010, for purposes of calculating the Earned Shares, instead of the trailing average described in

Section 2(e) of Schedule A, the value of XenoPort stock at the end of the Performance Period used to determine XenoPort TSR will be the lesser of (A) the arithmetic mean of the closing price of the stock on each of the 20 consecutive trading days ending on and including the last trading day immediately preceding the date of the first public announcement by XenoPort or the other party thereto of the agreement pursuant to which the Change in Control takes place; or (B) the value of XenoPort stock in the Change in Control transaction.

(iv) In case of a Change in Control other than as described in Section 4(c)(iii), for purposes of calculating the Earned Shares, instead of the trailing average described in Section 2(e) of Schedule A, the value of XenoPort stock at the end of the Performance Period used to determine XenoPort TSR will be based upon the value of XenoPort stock in the Change in Control transaction.

(v) Notwithstanding anything to the contrary stated herein, in the event that a Change in Control occurs and Recipient’s employment terminates as set forth in Section 4(a)(iii), then, for the purpose of clarity, XenoPort and Recipient hereby agree that: (A) Sections 4(c)(i), 4(c)(ii) and 4(a)(iii) of this Agreement shall continue to control to determine the acceleration, if any, of vesting of the Award and determine the Earned Shares, if any; (B) the Award shall not automatically become fully vested as a “Termination Benefit” pursuant to the terms and conditions of that certain Change of Control Agreement, dated November 7, 2007, by and between Recipient and XenoPort (the “Change of Control Agreement”), and Recipient shall only be entitled to the Earned Shares, if any, as set forth in Sections 4(c)(i), 4(c)(ii) and 4(a)(iii) of this Agreement; and (C) the value of the Award as determined pursuant to Sections 4(c)(i), 4(c)(ii) and 4(a)(iii) of this Agreement shall be included in the valuation of payments or benefits that Recipient receives pursuant to the Change in Control for the purposes of calculating and determining “parachute payments,” “Payments,” required reductions in Payment and/or potential “Gross-Up Payments,” if any, pursuant to Section 4 of the Change of Control Agreement.

5. Additional Agreements

(a) Value of the Award or Earned Shares. There is no minimum number of Shares or other consideration that Recipient will receive, and the Award may result in no Shares or other consideration being issued to Recipient. The maximum number of Shares (or equivalent value Exchange Consideration) that can be issued to Recipient pursuant to the Award is 2.0 times the Nominal Amount. No representations or promises are made to Recipient regarding the value of the Award or any Earned Shares or Exchange Consideration or the business prospects of XenoPort. Recipient acknowledges that information about investment in XenoPort stock, including financial information and related risks, is contained in XenoPort’s public filings with the SEC, including reports on Form 8-K, Form 10-Q and Form 10-K, which are publicly available and have been made available on XenoPort’s web site for Recipient’s review at any time before Recipient’s acceptance of this Agreement or at any time during Recipient’s employment. Further, Recipient understands that XenoPort and its employees, counsel and other representatives do not provide tax or investment advice and acknowledges XenoPort’s recommendation that Recipient consult with independent specialists regarding such matters. Sale or other transfer of XenoPort stock may be limited by, and subject to, policies of XenoPort as well as applicable securities laws and regulations.

(b) No Right to Continued Employment or Service; No Positive Inference. Neither this Agreement nor the Award or any issuance of Earned Shares or Exchange Consideration confers upon Recipient any right to continue as an employee, director or consultant of, or in any other relationship with, XenoPort, or to any particular employment or service tenure or minimum vesting of the Award, or limits in any way the right of XenoPort to terminate Recipient’s services to XenoPort at any time, with or without cause. Recipient’s employment is, and shall continue to be, at-will. The Award is to motivate and reward future performance, and will not be interpreted as a reward for past performance or an indication that Recipient has performed well or is entitled to any particular employment or service tenure.

(c) Remedy for Breach of Legal Obligations. If Recipient breaches in any material respect the Employee Proprietary Information Agreement between Recipient and XenoPort, or any other contract between Recipient and XenoPort, or Recipient’s common law duty of confidentiality or trade secret protection, and Recipient fails to cure that breach in full within ten days of notice and demand for cure by XenoPort, then such breach shall entitle XenoPort, in its discretion and in addition to any other legal or equitable remedies available to it, to do any or all of the following:

(1) Cancel and terminate the Award as of the date of such breach;

(2) recover from Recipient any Earned Shares or Exchange Consideration that may previously have been issued and are still owned by Recipient, whereupon any rights of Recipient to such recovered shares will cease;

(3) require Recipient to disgorge to XenoPort the net income Recipient earned upon transfer by Recipient, at any time from 12 months before such breach until 12 months after XenoPort learned of such breach, of any Earned Shares or Exchange Consideration, and for this purpose net income means the value at time of transfer less applicable income taxes paid in connection with such shares; and/or

(4) obtain injunctive relief or other similar remedy in any court with appropriate jurisdiction in order to specifically enforce the provisions hereof.

(d) Governing Documents. The Award is granted pursuant to and, except as set forth herein or in another written agreement between XenoPort and Recipient, subject in all respects to, and Recipient agrees to be bound by, the Plan, which is incorporated herein by reference. In case of any conflict between this Agreement and the Plan, this Agreement shall control to the extent that this Agreement includes provisions not specifically addressed in the Plan or relates to provisions of the Plan that by their terms are subject to the Award Document as defined therein, and otherwise the Plan shall control. Without limiting the foregoing and for clarity, Sections 11(c) and 11(d) of the Plan are subject to Section 4 of this Agreement.

(e) Internal Revenue Code Section 409A. It is intended that this Agreement and the compensation and benefits hereunder either be exempt from, or comply with, Internal Revenue Code Section 409A, and this Agreement shall be so construed and administered. It is intended that (i) each installment of any compensation or benefits awarded or payable under this Agreement be regarded as a separate “payment” for purposes of Treasury Regulations Section 1.409A-2(b)(2)(i), and (ii) all payments of any such compensation or benefits satisfy, to the greatest extent possible, the exemptions from the application of Section 409A provided under Treasury Regulations Sections 1.409A-1(b)(4) and 1.409A-1(b)(9)(iii). If XenoPort reasonably determines that any compensation or benefits awarded or payable under this Agreement may be subject to taxation under Section 409A, XenoPort, after consultation with Recipient, shall have the authority to adopt, prospectively or retrospectively, such amendments to this Agreement or to take any other actions it determines necessary or appropriate to: (i) exempt the compensation and benefits payable under this Agreement from Section 409A; or (ii) comply with the requirements of Section 409A. In no event, however, shall this section or any other provision of the Plan or this Agreement be construed to require XenoPort to provide any gross-up for the tax consequences of any provisions of, or awards or payments under, this Agreement and XenoPort shall have no responsibility for tax consequences of any kind, whether or not such consequences are contemplated at the time of entry into this Agreement, to Recipient (or Recipient’s beneficiary) resulting from the terms or operation of this Agreement.

6. General.

(a) Notices. Any notices, demands or other communications required or desired to be given by any party shall be in writing and shall be validly given to another party if served personally or if deposited in the United States mail, certified or registered, postage prepaid, return receipt requested. If such notice, demand or other communication shall be served personally, service shall be conclusively deemed made at the time of such personal service. If such notice, demand or other communication is given by mail, such notice shall be conclusively deemed given forty-eight (48) hours after the deposit thereof in the United States mail addressed to the party to whom such notice, demand or other communication is to be given as hereinafter set forth, provided that either party may change its address for the purpose of receiving notices, demands and other communications by providing written notice to the other party in the manner described in this paragraph:

To XenoPort: At XenoPort headquarters, attention General Counsel

To Recipient: At Recipient’s address of record as maintained in XenoPort’s employment files

(b) Entire Agreement. Except as this Agreement and/or another written agreement between XenoPort and Recipient may expressly provide otherwise, this Agreement and the Plan constitute the entire agreement and understanding of XenoPort (together with its Affiliates) and Recipient with respect to the Award, and supersede all prior written or verbal agreements and understandings between Recipient and XenoPort (together with its Affiliates) relating to the Award. Recipient has not received and is not relying upon, and will not rely upon, any representations, assurances or advice by any employee of or counsel to or other representative of XenoPort or any of its Affiliates in connection with this Agreement or the Award. This Agreement may only be amended by written instrument signed by Recipient and an authorized officer of XenoPort.

(c) Governing Law; Severability. This Agreement will be construed and interpreted under the laws of the State of Delaware applicable to agreements executed and to be wholly performed within the State of Delaware. If any provision of this Agreement as applied to any party or to any circumstance is adjudged by a court of competent jurisdiction to be void or unenforceable for any reason, the invalidity of that provision shall in no way affect (to the maximum extent permissible by law) the application of such provision under circumstances different from those adjudicated by the court, the application of any other provision of this Agreement, or the enforceability or invalidity of this Agreement as a whole. If any provision of this Agreement becomes or is deemed invalid, illegal or unenforceable in any jurisdiction by reason of the scope, extent or duration of its coverage, then such provision shall be deemed amended to the extent necessary to conform to applicable law so as to be valid and enforceable or, if such provision cannot be so amended without materially altering the intention of the parties, then such provision will be stricken and the remainder of this Agreement shall continue in full force and effect.

(d) Remedies. All rights and remedies provided pursuant to this Agreement or by law shall be cumulative, and no such right or remedy shall be exclusive of any other. A party may pursue any one or more rights or remedies hereunder or may seek damages or specific performance in the event of another party’s breach hereunder or may pursue any other remedy by law or equity, whether or not stated in this Agreement.

(e) Disputes. Any claim under this Agreement must be commenced by a claimant within 365 days of the date on which the cause of action accrues (unless a contractual limitation on duration of claims is impermissible or a longer period of time is required by law, in which case the end of the minimum required period will be the deadline for commencing claims), or it will be deemed waived. Any and all disputes and claims between Recipient and XenoPort that arise out of this Agreement or relate to the Award shall be resolved exclusively by final and binding arbitration conducted before a single arbitrator in accordance with the then existing Rules and Regulations of the American Arbitration Association. The arbitration will be conducted within 50 miles of Recipient’s home, provided that if Recipient and other individuals receiving awards similar to the Award have substantially the same claims, then Recipient and any or all of such other individuals may, in their discretion, have their arbitrations consolidated for efficiency and conducted in a location that they jointly determine. Recipient and XenoPort understand and agree that the arbitration shall be instead of any civil litigation and that this means that Recipient and XenoPort are waiving right to a jury trial as to such claims. The parties shall be entitled to conduct adequate discovery and to obtain all remedies available to the parties as if the matter had been tried in court (including, without limitation, the award of attorneys’ fees to the prevailing party if authorized by statute). The arbitrator shall issue a written decision which specifies the findings of fact and conclusions of law on which the arbitrator’s decision is based. The decision of the arbitrator shall be final and binding on all parties (and shall be subject to judicial review as required by law), and may be entered as a judgment by either Recipient or XenoPort with any federal or state court of competent jurisdiction. The parties shall pay their own costs of arbitration; provided, however, XenoPort shall pay such costs of arbitration to the extent it is required to do so to make this agreement enforceable, and provided further that the prevailing party in any dispute shall be entitled to recover his or its reasonable fees and costs incurred in connection with such action from the non-prevailing party, including without limitation fees and cost of attorneys and experts.

(f) Interpretation. Headings herein are for convenience of reference only, do not constitute a part of this Agreement, and will not affect the meaning or interpretation of this Agreement. References herein to Sections are references to the referenced Section hereof, unless otherwise specified.

(g) Waivers; Amendments. XenoPort may waive any provision of this Agreement in any instance to the extent the waiver does not adversely affect Recipient in any material way. The waiver by either party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any later breach of that provision. This Agreement may be modified only by written agreement signed by Recipient and XenoPort.

(h) Counterparts. This Agreement may be executed in more than one counterpart, each of which shall be deemed an original, but all of which together shall constitute but one and the same instrument. Facsimile or photographic copies of originally signed copies of this Agreement will be deemed to be originals.

XENOPORT, INC.	RECIPIENT

/s/ Ronald W. Barrett, PhD	/s/ William J. Rieflin
By: Ronald W. Barrett, PhD	William J. Rieflin

Title: Chief Executive Officer

Schedule A to Performance Stock Unit Agreement

1. Calculation. The Performance Factor for purposes of the Award will be calculated as follows:

FIRST:

For XenoPort and for each other company in the Comparison Group, determine the Total Shareholder Return (“TSR”) for the Performance Period.

SECOND:

Rank the TSRs determined in the first step from low to high (with the company having the lowest TSR being ranked number 1, the company with the second lowest TSR ranked number 2 and so on) and determine the XenoPort percentile rank based upon its position in the list by dividing XenoPort’s position by the total number of companies (including XenoPort) in the Comparison Group and rounding the quotient to the nearest hundredth. For example, if XenoPort were ranked 42nd on the list out of 74 companies, its percentile rank would be 42/74 or 56.76%.

THIRD:

Plot the percentile rank for XenoPort determined in the second step into the appropriate band in the left-hand column of the table below and determine the Performance Factor, which is the figure in the right-hand column of the table below corresponding to that percentile rank. Use linear interpolation between points in the table below to determine the percentile rank and corresponding Performance Factor if XenoPort’s percentile rank is greater than 40% and less than 85% but not exactly one of the percentile ranks listed in the left-hand column. For example, if XenoPort’s percentile rank is 56.76%, the Performance Factor would be 0.7253.

Percentile Rank	Performance Factor
40% and below	0
50%	0.5
65%	1.0
75%	1.5
85% and above	2.0

2. Rules and Definitions. The following rules and definitions apply to the computation of the Performance Factor:

a. “Comparison Group” means XenoPort and the other companies listed on Appendix 1 to this Schedule A, as may be adjusted pursuant to Section 2(f) below.

b. “Performance Period” means the period beginning on the Grant Date and ending on the Measurement Date.

c. “Total Shareholder Return” or “TSR” means total shareholder return as calculated by S&P Compustat, and, if that service is not available, then by another widely recognized commercial service selected by the XenoPort Board of Directors or a committee thereof.

d. The minimum Performance Factor is zero and the maximum Performance Factor is 2.0. There is no minimum number of Shares or other consideration that Recipient will receive, and a Performance Factor of zero will result in no Earned Shares or other consideration being issued.

e. For purposes of computing Total Shareholder Return for XenoPort and each other company in the Comparison Group, the stock price at the beginning and end of the Performance Period will, subject to Section 4(c) of the Performance Stock Unit Agreement, be determined as the arithmetic mean of the closing price of the stock on each of the 20 consecutive trading days ending on and including the first day or last day of the Performance Period, as the case may be.

f. Companies shall be removed from the Comparison Group if they undergo a Specified Corporate Change. A company that is removed from the Comparison Group before the Measurement Date will not be included at all in the computation of the Performance Factor. A company in the Comparison Group will be deemed to have undergone a “Specified Corporate Change” if it:

1.	ceases to be a domestically-domiciled, publicly-traded company on a national stock exchange or market system, unless such cessation of such listing is due to a low stock price or low trading volume; or

2.	files for bankruptcy, liquidation or reorganization; or

3.	is the subject of an involuntary bankruptcy proceeding that is not dismissed within 30 days; or

4.	ceases to conduct substantial business operations; or

5.	is the subject of a stockholder-approved plan of liquidation or dissolution; or

6.	has gone private; or

7.	has reincorporated in a foreign (e.g., non-U.S.) jurisdiction, regardless of whether it is a reporting company in that or another jurisdiction; or

8.	has been acquired by another company (whether by a peer company or otherwise, but not including internal reorganizations), or has sold all or substantially all of its assets; or

9.	changes, through evolution, acquisition activity or otherwise, such that less than half of its revenue is derived from business operations classified in GICS code 352020 or 352010.

XenoPort shall rely on press releases, public filings, website postings and other reasonably reliable information available regarding a peer company in making a determination that a Specified Corporate Change has occurred.